Exhibit 99.1

Pactiv Fourth Quarter EPS Rises 15 Percent, Sales Grow 19 Percent, Free Cash Flow Very Strong

LAKE FOREST, Ill.--(BUSINESS WIRE)--For the quarter ended December 31, 2007, Pactiv Corporation (NYSE:PTV) today announced that income from continuing operations was $59 million, or $0.45 per share, compared with $53 million, or $0.39 per share, in the fourth quarter of 2006. Sales rose 19 percent to $876 million from $738 million and included $121 million from the acquisition of Prairie Packaging.

“Our solid results in the fourth quarter reflect strong performance from Prairie Packaging, 1-percent volume growth in our base business, and our continued focus on expense control. We posted strong earnings per share growth despite higher raw material costs and a somewhat sluggish foodservice market. We expect to face an uncertain economic situation in 2008 with rising raw material costs; however, resin cost pass throughs will be implemented in the first quarter and fully effective in the second quarter,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

Fourth quarter gross margin declined to 27.3 percent from 30.1 percent primarily reflecting unfavorable spread (the difference between selling prices and raw material costs). Operating margin was 13.6 percent in both years. Free cash flow in the quarter was $117 million compared with $104 million in 2006.

For the full year, income from continuing operations was $244 million, or $1.84 per share, compared with $277 million, or $1.98 per share. Results in 2006 included $49 million, or $0.35 per share, from a foreign exchange gain and a favorable tax liability adjustment. Excluding these items, income from continuing operations in 2006 was $228 million, or $1.63 per share. Sales of $3.25 billion rose 12 percent from $2.92 billion. Gross margin was 28.6 percent compared with 30.5 percent, while operating margin was 14.5 percent in both years.

Full year free cash flow was $183 million compared with $308 million in 2006, partially reflecting the impact of $73 million in higher capital expenditures. In addition, the Company has realized $23 million of cash related to tax deductions from stock based compensation that is recognized in the financing portion of the cash flow statement. In 2007, the Company repurchased 3.4 million shares of its common stock for $108 million.

Business Segment Results

Hefty® Consumer Products

Fourth quarter sales of $340 million increased 20 percent from $284 million, and included $48 million from Prairie Packaging. Volume in the base business rose 2 percent driven by strength in tableware products and food bags.

Fourth quarter operating income rose 15 percent to $62 million from $54 million in 2006, as the addition of Prairie Packaging, as well as lower expenses, offset unfavorable spread. Operating margin was 18.2 percent compared with 19.0 percent.

For the full year, sales of $1.22 billion rose 13 percent compared with $1.09 billion, and included $117 million from Prairie Packaging. Operating income of $227 million rose 16 percent from $195 million in 2006. Operating margin was 18.6 percent versus 18.0 percent.

Foodservice/Food Packaging

Fourth quarter sales of $536 million increased 18 percent from $454 million in 2006 and included $73 million from the Prairie Packaging acquisition. Volume in the base business rose slightly in a sluggish market.

Fourth quarter operating income increased 12 percent to $58 million versus $52 million in 2006 as the addition of Prairie Packaging offset unfavorable spread. Operating margin was 10.8 percent compared with 11.5 percent in 2006.

For the full year, sales of $2.03 billion increased 11 percent from $1.83 billion, and included $175 million from Prairie Packaging. Operating income was $247 million compared with $244 million. Operating margin was 12.2 percent versus 13.3 percent.

Outlook

Full year 2008 sales are expected to grow between 10 and 14 percent. SG&A expense is estimated to be between $315 million and $325 million. The 2008 tax rate is expected to be 36.5 percent. Free cash flow for 2008 is anticipated to be in a range of $200 million to $220 million. Depreciation and amortization expense is expected to be approximately $185 million, capital expenditures are estimated to be approximately $150 million, and the cash tax rate is estimated to be approximately 27 percent.

As a part of its ongoing focus on cost control, the Company intends to implement a restructuring program in 2008, including asset rationalization and a small number of headcount reductions. The Company will take an estimated charge of $10 million after tax, or $0.08 per share, the majority of which will occur in the first quarter. Approximately $6 million of the total charge will be non-cash. Benefits of the restructuring are expected to be $0.05 per share in 2008 and $0.10 per share on an annualized basis. The 2008 benefits are included in the full year outlook.

Excluding restructuring charges, the Company has initiated a first quarter earnings per share outlook in a range of $0.30 to $0.33, and a full year outlook in a range of $2.00 to $2.10. The full year outlook includes non-cash pension income of $49 million pretax, $31 million after tax, or $0.23 per share.

“The forecasted weakness in the first quarter is driven by resin cost increases. We have substantially completed the implementation of cost pass through pricing that will improve margins sequentially in the second quarter. Overall, we expect to make good progress for the full year as our sales, earnings per share, and free cash flow are all estimated to show solid growth,” Wambold concluded.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”. The “Operating Results by Segment” also details the impact on sales of acquisitions.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “…resin cost pass throughs will be implemented in the first quarter and fully effective in the second quarter”. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 54 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE:PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2007 sales of $3.3 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per-share data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Sales	$ 876	$ 738	$ 3,253	$ 2,917

Costs and expenses
Cost of sales (excluding depreciation and amortization)	637	516	2,322	2,027
Depreciation and amortization	46	35	166	145
Selling, general, and administrative	71	83	286	316
Other expense	3	4	7	5

Operating income	119	100	472	424
Other income/(expense)
Interest income	1	2	5	6
Realized foreign-exchange gain	-	-	-	31
Interest expense, net of capitalized interest	(29)	(19)	(96)	(73)
Share of income from joint ventures	-	1	-	3
Income before income taxes	91	84	381	391
and minority interest
Income-tax expense	31	31	135	114
Minority interest	1	-	2	-
Income from continuing operations	59	53	244	277

Discontinued operations, net of tax	-	(1)	1	(3)
Net income	$ 59	$ 52	$ 245	$ 274

Average common shares outstanding (diluted)	132.1	135.1	132.9	139.7

Earnings per share

Income from continuing operations before exchange gain and tax adjustment	$ 0.45	$ 0.39	$ 1.84	$ 1.63
Realized foreign exchange gain, net of tax	-	-	-	0.14
Tax liability adjustment	-	-	-	0.21
Income from continuing operations	0.45	0.39	1.84	1.98
Discontinued operations, net of tax	-	-	0.01	(0.02)
Net income	$ 0.45	$ 0.39	$ 1.85	$ 1.96

Gross margin (before deprec. & amort.)	27.3%	30.1%	28.6%	30.5%
Operating margin	13.6%	13.6%	14.5%	14.5%
Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	December 31, 2007	December 31, 2006

Assets
Current assets
Cash and temporary cash investments	$ 95	$ 181
Accounts and notes receivable	273	323
Inventories	369	296
Other	60	38
Total current assets	797	838
Property, plant, and equipment, net	1,264	1,093
Other assets
Goodwill	1,123	525
Intangible assets, net	423	238
Pension assets, net	96	-
Other	62	64
Total other assets	1,704	827

Total assets	$ 3,765	$ 2,758

Liabilities and shareholders' equity
Current liabilities
Short-term debt, including current maturities of long-term debt	$ -	$ 98
Accounts payable	162	152
Other	298	294
Total current liabilities	460	544
Long-term debt	1,574	771
Pension and postretirement benefits	147	403
Other liabilities	345	178
Minority interest	13	9
Shareholders' equity	1,226	853

Total liabilities and shareholders' equity	$ 3,765	$ 2,758
Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Twelve months ended December 31,	2007	2006

Operating activities
Net income	$ 245	$ 274
Less results from discontinued operations	1	(3)
Income from continuing operations	244	277
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	166	145
Deferred income taxes	38	(19)
Noncash pension income	(50)	(42)
Noncash compensation expense	9	5
Noncash realized foreign exchange gain	-	(31)
Working capital	40	41
Other	(3)	10
Cash provided by operating activities - continuing operations	444	386
Cash used by operating activities - discontinued operations	(8)	(14)
Cash provided by operating activities	$ 436	$ 372

Investing activities
Expenditures for property, plant, and equipment	(151)	(78)
Net proceeds from sales of assets	2	3
Acquisitions of businesses and assets	(1,015)	-
Cash used by investing activities	$ (1,164)	$ (75)

Financing activities
Issuance of common stock	19	73
Purchase of common stock	(108)	(369)
Issuance of long-term debt	498	-
Retirement of long-term debt	(99)	-
Revolving-credit facility borrowings	432	-
Revolving-credit facility payments	(132)	-
Other	29	2
Cash provided (used) by financing activities	$ 639	$ (294)

Effect of foreign-currency exchange rate changes on cash and temporary cash investments	3	6
Increase (decrease) in cash and temporary cash investments	(86)	9
Cash and temporary cash investments, January 1	181	172
Cash and temporary cash investments, December 31	$ 95	$ 181
Pactiv Corporation
Operating Results by Segment

(In millions)

	Consumer	Foodservice / Food Packaging	Other	Total
Three months ended December 31, 2007
Sales	$ 340	$ 536	$ -	$ 876
Adjustments to sales for acquisitions	(48)	(73)	-	(121)
Sales adjusted for acquisitions	$ 292	$ 463	$ -	$ 755

Operating income (loss)	$ 62	$ 58	$ (1)	$ 119

Operating margin	18.2%	10.8%		13.6%

Three months ended December 31, 2006
Sales	$ 284	$ 454	$ -	$ 738

Operating income (loss)	$ 54	$ 52	$ (6)	$ 100

Operating margin	19.0%	11.5%		13.6%

Twelve months ended December 31, 2007
Sales	$ 1,221	$ 2,032	$ -	$ 3,253
Adjustments to sales for acquisitions	(117)	(175)	-	(292)
Sales adjusted for acquisitions	$ 1,104	$ 1,857	$ -	$ 2,961

Operating income (loss)	$ 227	$ 247	$ (2)	$ 472

Operating margin	18.6%	12.2%		14.5%

Twelve months ended December 31, 2006
Sales	$ 1,085	$ 1,832	$ -	$ 2,917

Operating income (loss)	$ 195	$ 244	$ (15)	$ 424

Operating margin	18.0%	13.3%		14.5%
Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Income from continuing operations - US GAAP basis	$ 59	$ 53	$ 244	$ 277

Adjustments (net of tax) to exclude:
Realized foreign-exchange gain	-	-	-	(20)
Tax liability adjustment	-	-	-	(29)
Income from continuing operations excluding a realized foreign-exchange gain and tax liability adjustment (a)	$ 59	$ 53	$ 244	$ 228

Average common shares outstanding (diluted)	132.1	135.1	132.9	139.7

Diluted earnings per share
EPS from continuing operations - US GAAP basis	$ 0.45	$ 0.39	$ 1.84	$ 1.98

Adjustments (net of tax) to exclude:
Realized foreign-exchange gain	-	-	-	(0.14)
Tax liability adjustment	-	-	-	(0.21)
EPS from continuing operations excluding a realized foreign-exchange gain and tax liability adjustment (a)	$ 0.45	$ 0.39	$ 1.84	$ 1.63

Free Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
(In millions)	2007	2006	2007	2006
Cash flow provided by operating activities from continuing operations - GAAP basis	$ 162	$ 137	$ 444	$ 386
Capital expenditures - continuing operations	(48)	(33)	(151)	(78)
(Increase) decrease in asset securitization program	3	-	(110)	-
Free cash flow (b)	$ 117	$ 104	$ 183	$ 308

(a) In accordance with generally accepted accounting principles (US GAAP), income from continuing operations and reported earnings per share in 2006 include the impact of a realized foreign-exchange gain upon liquidation of our European treasury operation and the tax benefit from favorable income tax liability adjustments. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Pactiv Corporation
Regulation G GAAP Reconciliation
Outlook for 2008

	Three months ended March 31, 2008		Twelve months ended December 31, 2008
Diluted earnings per share	Low estimate	High estimate	Low estimate	High estimate
EPS from continuing operations - US GAAP basis	$ 0.24	$ 0.27	$ 1.92	$ 2.02
Adjustments (net of tax) to exclude restructuring and other charges	0.06	0.06	0.08	0.08
EPS from continuing operations excluding restructuring and other charges (a)	$ 0.30	$ 0.33	$ 2.00	$ 2.10

Twelve months ended December 31, 2008
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - US GAAP basis	$ 350	$ 370
Capital expenditures - continuing operations	(150)	(150)
Free cash flow (b)	$ 200	$ 220

(a) In accordance with generally accepted accounting principles (US GAAP), income from continuing operations and reported earnings per share include the after tax effect of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com